UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9931 Franklin Avenue Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On January 29, 2009, Rubicon Technology, Inc. (the “Company”) entered into the Executive Employment Agreement (the “Employment Agreement”) with Raja M. Parvez, which provides for his continued employment as the Company’s President and Chief Executive Officer. The Employment Agreement also provides that Mr. Parvez will serve as a member of the Board of Directors, subject to his being elected by the stockholders of the Company. The term of the Employment Agreement commenced January 1, 2009 and continues thereafter, unless written notice of termination by the Company or resignation by Mr. Parvez is given to the other party at least 60 days prior to the desired effective date of termination or resignation. Under the terms of the Employment Agreement, Mr. Parvez is entitled to an annual base salary of $350,000, subject to annual review and adjustment, and an annual discretionary bonus of up to $175,000 based upon the achievement of certain business objectives. The Employment Agreement also provides that on or about February 27, 2009, provided Mr. Parvez is then still employed by the Company, he will be granted an option to purchase 300,000 shares of common stock of the Company (the “Parvez Options”) at an exercise price determined in accordance with the Rubicon Technology, Inc. Stock Option Plan (the “Plan”) at the time of the grant. Subject to certain exceptions, the Parvez Options will be subject to the Company’s standard terms and conditions for stock option grants under the Plan.

In the event that Mr. Parvez’s employment is terminated by the Company without “cause” or if he resigns for “good reason,” he will receive the portion of his annual salary earned through the termination or resignation date, at the rate in effect at the time of his termination or resignation, and any unpaid bonus declared prior to his termination or resignation. In addition, Mr. Parvez will receive a lump sum severance payment equal to his annual base salary and maximum annual bonus amount in effect at that time and health and welfare benefits for a period of 12 months after his termination or resignation date. Furthermore, the vesting of the Parvez Options will be accelerated by rounding up to the full vesting year, provided that Mr. Parvez delivers a release of claims to the Company. For purposes of the Employment Agreement, (i) “cause” is defined as willful misconduct materially and adversely affecting the Company; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than a failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the Board of Directors and a specified cure period of not less than 30 days; and (ii) “good reason” is defined as a material reduction in base salary or a material diminution in benefits; substantial diminution in duties, responsibilities or title, if uncured 60 days after written notice of the diminution was delivered to the Company by Mr. Parvez; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

The Employment Agreement further provides that if, within two years after a change in control of the Company, the Company terminates Mr. Parvez without “cause” or he resigns for “good reason,” he will be entitled to the benefits described above, except that he will receive a lump sum severance payment equal to two times his annual base salary and maximum annual bonus amount in effect at that time and the Parvez Options shall immediately vest. The Employment Agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Parvez. These restrictions survive for a period of 12 months after Mr. Parvez’s resignation or termination; and, in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

On January 29, 2009, the Company entered in the First Amendment to Executive Employment Agreement (the “Amendment”) with William F. Weissman, the Company’s Chief Financial Officer. Under the Amendment, on or about February 27, 2009, provided Mr. Weissman is then still employed by the Company, he will receive an option to purchase 100,000 shares of common stock of the Company (the “Weissman Options”) at an exercise price determined in accordance with the Plan at the time of the grant. Subject to certain exceptions, the Weissman Options will be subject to the Company’s standard terms and conditions for stock option grants under the Plan. In the event that Mr. Weissman is terminated without “cause” (as defined above) or resigns for “good reason” (as defined above), the vesting of the Weissman Options will be accelerated by rounding up to the full vesting year, provided that Mr. Weissman delivers a release of claims to the Company

The Amendment further provides that Mr. Weissman may terminate his employment with the Company for “good reason” (as defined above) by providing the Company with written notice of his resignation at least 30 days prior to the desired effective date of resignation. In the event that Mr. Weissman’s resigns for “good reason,” he will receive the portion of his annual salary earned through the resignation date, at the rate in effect at that time, and any unpaid bonus declared prior to his resignation. He will also receive a lump sum severance payment equal to a portion of his annual base salary at the rate in effect at that time commencing on the date of his resignation and continuing for six months thereafter. In addition, he will be entitled to health and welfare benefits for a period of six months after his resignation date and the Weissman Options will vest in the manner described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: February 5, 2009	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Chief Financial Officer